871 Coronado Center Drive
Suite 110
Henderson, Nevada 89052

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 (amendment 1) of Innovative Payment Solutions, Inc. of our report dated May 13, 2020, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Innovative Payment Solutions, Inc., appearing in the Annual Report on Form 10-K of Innovative Payment Solutions, Inc. for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading of “experts” in such Prospectus.

RBSM LLP

Henderson, NV

December 2, 2020